MuniYield California Insured Fund, Inc.

File No. 811-6692

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Fund Asset Management, L.P., Investment Adviser to the Registrant, is subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 4 should have been filed on behalf of Fund Asset Management, L.P. by February 10, 2002.  A late filing was executed on December 2, 2002.

During the fiscal year, Mr. Walter O’Connor, Portfolio Manager of the Registrant was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant.  A Form 3 should have been filed on behalf of Mr. O’Connor by August 15, 2002; however a late filing was made on November 24, 2003.